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                                                                   EXHIBIT 21.1


                   SUBSIDIARIES OF CYCOMM INTERNATIONAL INC.



1. Cycomm Corporation. Incorporated on January 1, 1985, in Oregon, USA. A wholly-owned subsidiary of Cycomm International Inc.

                 1.a. Val-Com Inc. Incorporated on July 17, 1984, in New Mexico, USA. A wholly-owned subsidiary of Cycomm Corporation.

2. XL Computing Corporation. Incorporated on February 26, 1996 in Delaware, USA. A wholly-owned subsidiary of Cycomm International Inc.

3. 9036-8028 Quebec, Inc. Incorporated on June 3, 1996 in Quebec, Canada. A wholly-owned subsidiary of Cycomm International Inc. This subsidiary was renamed XL Computing Canada Inc.

4. Sistemas de Recepcion de Satelite Galactica CA. Incorporated on July 21, 1987, in Venezuela. Cycomm International Inc. has a 25.5% investment.

5. Cypher Communications de Venezuela CA. Incorporated on July 22, 1993, in Venezuela. A wholly-owned subsidiary of Cycomm International Inc.

6. Sonatel Communications Research Ltd. Incorporated on July 1, 1987, in British Columbia, Canada. Cycomm International Inc. has a 75% interest in this subsidiary which is inactive.

                 6.a. Integrated Circuit Technologies Ltd. Incorporated on November 5, 1987, in Barbados. Integrated Circuit Technologies is wholly-owned by Sonatel
                          Communications Research Ltd. and is inactive.

7. Sonartec North America Ltd. Incorporated on December 8, 1985 in British Columbia. A wholly-owned subsidiary of Cycomm International Inc. which is inactive.

8. Sonatel International Inc. Incorporated on July 26, 1988, in Barbados. A wholly-owned subsidiary of Cycomm International Inc. which is inactive.

9. Cycomm Aruba AVV. Incorporated on December 1, 1993, in Aruba. A wholly-owned subsidiary of Cycomm International Inc. which is inactive.

10. Cycomm Holdings Aruba AVV. Incorporated on December 1, 1993, in Aruba. A wholly-owned subsidiary of Cycomm International Inc. which is inactive.